Exhibit 10.34

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment Number Two effective as of May 4, 2010 (the “Amendment”), amends that certain Employment Agreement dated June 2, 2006, as amended on April 7, 2009 (the “Agreement”) by and between SciClone Pharmaceuticals, Inc. (the “Company”) and Dr. Friedhelm Blobel (“Employee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed them in the Agreement.

NOW, THEREFORE, in consideration of the promises, terms and conditions set forth in this Agreement, the parties agree as follows:

1. Amendment. Section 5(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) Termination Without Cause: If Employee’s employment is terminated by the Company without Cause (and not as a result of Employee’s death or Disability) and such termination is not governed by the conditions specified in the Change in Control Agreement, and if Employee signs a general release of known and unknown claims in a form satisfactory to the Company (which may be in the form of Schedule A to the Change in Control Agreement) and Employee resigns from all of Employee’s positions with the Company as well as from the Board, Employee will receive the following benefits:

(i) Subject to the provisions of Section 5(b)(iv), continued payment of Employee’s final base salary rate, less applicable withholding, for the twelve (12) month period following the date of such termination without Cause. Such payments will be made in accordance with the Company’s normal payroll procedures;

(ii) Payment of a severance bonus equal to (a) the pro rata portion through the date of such termination without Cause of the average of the Employee’s annual performance bonus paid for the two (2) most recent fiscal years for which bonuses have been paid prior to such termination date and (b) either (I) if Employee’s employment is terminated prior to December 31, 2011, the product of $12,500 multiplied by the number of full calendar months worked by Employee since January 1, 2009, or (II) if Employee’s employment is terminated on or after December 31, 2011 and the LTIP Bonus has not already been paid to Employee, $450,000. Any payment to which Employee is entitled pursuant to this Section 5(b)(ii) will be paid in a lump sum, less applicable withholding, within thirty (30) days following Employee’s termination, subject to the provisions of Section 5(b)(iv); and

(iii) If Employee was covered under the Company’s group health plan as of the date of termination without Cause and he timely elects to continue his group health benefits pursuant to federal law (COBRA), the Company will pay the COBRA premiums until the earlier of (A) the one year anniversary of Employee’s termination without Cause, or (B) the date on which Employee commences new employment. If the Company was paying for health coverage of Employee under another plan, the Company will continue to make payments (not to exceed the amount paid in the prior calendar year) for such coverage for the period specified in the prior sentence.

(iv) To the extent, if any, required in order to avoid the imposition of additional tax on Employee or the Company pursuant to Section 409A of the Internal Revenue Code, the payments set forth in Sections 5(b)(i) and 5(b)(ii) hereof will not commence until the date occurring six months after the date of Involuntary Termination.

Employee will be entitled to no other benefits except as described in this paragraph (b)(i), (ii) and (iii).

The execution and delivery by Employee of this Agreement will constitute also his immediate resignation from all his positions with the Company as well as from the Board, on the date of Employee’s termination without Cause, unless otherwise agreed in writing by the Company and Employee.”

2. Miscellaneous. This Amendment may be executed in counterparts, each of which will be an original and both of which together will constitute one and the same instrument. Except as provided herein the terms of the Agreement are not amended in anyway and shall continue in full force and effect.

[Signature Page Follows]

Please sign and date this letter on the spaces provided below to acknowledge Employee’s acceptance of the terms of this Amendment.

Sincerely,
SciClone Pharmaceuticals, Inc.

	By:	/s/ G. Titus
Gary S. Titus,
Chief Financial Officer & Senior Vice President, Finance

Agreed to and Accepted:

Date: May 4th, 2010	/s/ F. Blobel
Dr. Friedhelm Blobel